EXHIBIT 99.1

WorldHeart Announces Delisting Appeal Received and Will Be Considered At Hearing July 10, 2008

Oakland, CA – May 27, 2008: (NASDAQ: WHRT, TSX: WHT) – World Heart Corporation (the “Company”) today announced that on May 20, 2008, it had received a letter from the NASDAQ Hearings Panel stating that they had received the Company’s request to appeal the NASDAQ Listing Qualification Staff determination to delist World Heart Corporation’s securities from the NASDAQ Stock Market. Accordingly, the delisting action referenced in the NASDAQ Staff’s determination letter has been stayed, pending a final written decision by the NASDAQ Hearings Panel.

This letter provided formal notice that the panel will consider our appeal at an oral/written hearing.  The hearing will be held on Thursday, July 10, 2008, at 2:30 PM in Washington, DC.

This decision by the NASDAQ Hearings Panel means that the stock will continue to trade at least until the determination is made at this hearing.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems. The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include any statements regarding the Company’s ability to regain compliance with the NASDAQ Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: the Company’s  immediate need for additional capital, risks in product development and market acceptance of and demand for the Company’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum  standards, is not regained; and other risks detailed in the Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB  for the year ended December 31, 2007.